Exhibit 10.1

October 3, 2023

Mr. Ken Cleary
c/o Scholastic Inc.
557 Broadway
New York, NY 10012

Dear Ken,

As we have discussed, upon the appointment of your successor as Chief Financial Officer of the Company (which we anticipate will take place prior to the end of calendar year 2023), you will continue your employment with Scholastic Corporation as President, International. As we have discussed, in this position you will continue to report directly to me.  After your transition to President, International you will receive a base salary at the rate of $625,000 per annum, which will continue to be paid to you on a bi-weekly basis.

We will recommend to the compensation committee of our Board of Directors that you receive annual equity incentive grants under the Scholastic Corporation 2021 Stock Incentive Plan (the "Plan") with a value of $500,000 in fiscal 2024 and $400,000 in fiscal 2025, such value to be paid 60% in restricted stock units and 40% in stock options.  The number of stock options granted will be determined based on the Black Scholes model of calculating the fair value of a stock option on the date of each grant, and the number of restricted stock units awarded will be determined by using the fair market value of the Scholastic common stock on the date of each grant. These grants will vest in three equal annual installments over three years, with the first installment vesting on the first anniversary of the date of the applicable grant, subject to the terms and conditions of the Plan and your award agreements.

You will be eligible to participate in our Scholastic Short Term Incentive Plan (STIP) with a bonus target percentage of 50% of your base salary.  This bonus opportunity is based on corporate and/or divisional performance for each fiscal year (June 1 through May 31), and will be prorated to reflect the actual term of employment during your first fiscal year of employment as President, International. You must be an active employee of Scholastic at the time bonus payments are made under the STIP in order to receive payment.

You will receive vacation annually as per the company policy.

You will also continue to be eligible for all employee benefits (including health insurance and 401(k) or other retirement plans, participation in the Scholastic Management Stock Purchase Plan, etc.) per Scholastic's standard benefit programs for senior executives of the Company.

Your term as President, International will expire on September 30, 2025, unless your employment with Scholastic is terminated earlier for any reason. However, you understand and agree that you will step down from this position prior to September 30, 2025 upon the written request of the Chief Executive Officer, exercisable in such officer's sole discretion. In this circumstance you will retire from employment with the Company with the retirement benefit eligibility that you would have achieved if you had remained employed by the Company as President, International through September 30, 2025.

Employment at Scholastic is at the will of the Company and/or you and as such this letter does not create a contract of permanent employment.  If you have any other questions, please do not hesitate to contact me.

If you are in agreement with these terms please return to me a scanned copy of this letter, signed by you.

Sincerely,

SCHOLASTIC CORPORATION

By:     /s/ Peter Warwick
Peter Warwick
President and Chief Executive Officer

Accepted and agreed:

/s/ Kenneth J. Cleary
Ken Cleary